Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form N-2 of SLR Investment Corp. of our report dated February 25, 2025, with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the annual report on Form 10-K of SLR Investment Corp. for the year ended December 31, 2024, and to the use of our report dated February 25, 2025 on the senior securities table included herein as an exhibit to the Form 10-K. We also consent to the reference to our firm under the heading “Controls and Procedures” in the Form 10-K.

/s/ KPMG LLP

New York, New York
February 25, 2025